Exhibit (a)(1)(xiii)

RED ROBIN GOURMET BURGERS, INC.

OFFER TO PURCHASE OUTSTANDING STOCK OPTIONS FOR CASH

FORM OF NOTICE TO ELIGIBLE EMPLOYEES

REJECTING THE ELECTION WITHDRAWAL NOTICE

To:	[Name of Eligible Employee]
From:	Stock Option Tender Offer Administration
Date:	[Date of Transmission]
Re:	Rejection of Election Withdrawal Notice

Unfortunately, your Election Withdrawal Notice submitted in connection with Red Robin Gourmet Burgers, Inc.’s (the “Company”) offer to purchase outstanding stock options for cash (the “Offer”) was either inaccurate or incomplete, and was not accepted for the following reasons: [Reasons for rejection to be described]

If you wish to withdraw your previously delivered Election Form, please complete and execute the attached new Election Withdrawal Notice.  The new Election Withdrawal Notice will not be effective unless the Company receives such notice prior to the expiration of the Offer, and it is properly completed, signed, and delivered to the Company by one of the following methods:

•      Faxed to: (866) 316-1931;

•                  Mailed or hand delivered to (not by interoffice mail): Red Robin Gourmet Burgers, Inc., Attention: Stock Option Tender Offer Administration, 6312 South Fiddler’s Green Circle, Suite 200N, Greenwood Village, CO 80111; or

•                  Scanned and e-mailed to: StockOptionTenderOffer@redrobin.com.

Please ensure that you receive a confirmation notice from us after you submit your new Election Withdrawal Notice.  If we do not receive a properly completed and signed Election Withdrawal Notice from you before the expiration of the Offer at 11:59 p.m., Mountain Time, on February 11, 2009 (unless otherwise extended by the Company), all Eligible Options tendered by you will be cancelled in exchange for a cash payment in the amount set forth in your Cash Payment Statement (less any amounts withheld for taxes).

If you have any questions about this notice or the Offer, please send an e-mail to StockOptionTenderOffer@redrobin.com.  You may also call (866) 316-1897.  You will have the ability to leave a voice message at this number.